Exhibit 3.1
CARTESIAN THERAPEUTICS, INC.

Certificate of Amendment

of the

Certificate of Designation of Preferences, Rights and Limitations
of
Series A Non-Voting Convertible Preferred Stock

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware, the undersigned, being a duly authorized officer of Cartesian Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify the following:
FIRST:    The name of the Company is Cartesian Therapeutics, Inc.
SECOND:    The original Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware on November 13, 2023 (the “Certificate of Designation”).
THIRD:    Each of Section 6.01 (Automatic Conversion on Stockholder Approval) and Section 6.05(a) (Electronic Issuance) of the Certificate of Designation is hereby amended to read in its entirety as follows:
Section 6.01    Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m., Eastern time, on the eighth Business Day after the date that the Corporation’s stockholders approve (i) the conversion of the Series A Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, and (ii) an amendment to increase the number of authorized shares of Common Stock or to effect a reverse stock split of all outstanding shares of Common Stock, in either case, by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Non-Voting Preferred Stock into shares of Common Stock (the “Stockholder Approval”), each share of Series A Non-Voting Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). Following the effectiveness of the Automatic Conversion and subject to the Beneficial Ownership Limitation, shares of Series A Non-Voting Preferred Stock issued upon the exercise of a stock option following the Automatic Conversion shall automatically convert at the time of such exercise into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such exercise. The Corporation shall inform each Holder and each holder of a stock option to purchase shares of Series A Non-Voting Preferred Stock of the occurrence of the Stockholder Approval within one Business Day of such Stockholder Approval, it being understood that the filing of a Current Report on Form 8-K reporting the Stockholder Approval shall be deemed sufficient to inform the Holders and the holders of stock options to purchase shares of Series A Non-Voting Preferred Stock in respect thereof. In determining the application of the Beneficial Ownership Limitation solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within 30 days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Series A Non-Voting Preferred Stock held by all other Holders less the aggregate number of shares of Series A Non-Voting Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 30 days prior to the date of Stockholder Approval, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero or such other number of shares of Common Stock as the Corporation shall have reason to believe are beneficially owned by such Holder. The shares of Series A Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued only in book entry form, as follows:
(a)Converted Stock shall be automatically cancelled upon the Automatic Conversion (or with respect to Series A Non-Voting Preferred Stock issued upon an option exercise following the Automatic Conversion, at the time of such option exercise) and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within one Business Day of the effectiveness of the Automatic Conversion (or option exercise, as applicable).
(b)Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.
[…]
Section 6.05    Mechanics of Conversion.
(a)Electronic Issuance. Upon conversion and not later than (i) in the case of the Automatic Conversion, eight (8) Business Days after the Stockholder Approval and (ii) in the case of an Optional Conversion, three Trading Days after the Optional Conversion Date (the applicable date in clause (i) or (ii), as the case may be, the “Share Delivery Date”), the Corporation shall electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If, in the case of any Notice of Optional Conversion, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Optional Conversion by written notice to the Corporation at any time on or before electronic receipt of such shares, in which event such Holder shall direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.
[…]
FOURTH:     The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, signed by the holders of a majority of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Preferred Stock of the Company has been signed by the undersigned, its authorized officer, this 26th day of March, 2024.

CARTESIAN THERAPEUTICS, INC.

By:    /s/ Carsten Brunn
    Name: Carsten Brunn
    Title: President and CEO

[Signature Page to Certificate of Amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock of Cartesian Therapeutics, Inc.]